UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 22, 2010
Cardiogenesis Corporation

(Exact name of registrant as specified in charter)

California	000-28288	77-0223740

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Musick, Irvine, CA	92618

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 420-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) Effective January 22, 2010, the Board of Directors (the “Board”) of Cardiogenesis Corporation (the “Company”), upon recommendation of the Compensation Committee, adopted a bonus plan (“Bonus Plan”) pursuant to which each of the named executive officers and certain employees of the Company will be eligible to earn bonus compensation based on 2010 Company performance. The terms of the Bonus Plan are not contained in a formal written document, but are summarized below.
     Each of Richard Lanigan and William Abbott is entitled to receive a target bonus equal to 30% of his base salary. Upon recommendation of the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the Bonus Plan based on the Company achieving a certain revenue target. If the target revenue is achieved, Messrs Lanigan and Abbott will be entitled to receive their full target bonus. If less than the target revenue is achieved, but the Company achieves a minimum revenue target, Messrs. Lanigan and Abbott will be entitled to receive a pro rata portion of their target bonus (with the minimum target revenue equaling 0% and the target revenue equaling 100%). The Bonus Plan allows for achievement in excess of 100% if the revenue target is exceeded. If the minimum revenue target is not achieved, no payments will be due under the Bonus Plan.
     Within 60 days after the end of the 2010 fiscal year, the Compensation Committee will evaluate the achievement of the objective described above and determine the percentage that the Bonus Plan will be funded based on such achievement. The Bonus Plan may be amended or modified by the Compensation Committee at any time.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDIOGENESIS CORPORATION
January 25, 2010
By:	/s/ William Abbott
William Abbott
Chief Financial Officer